Exhibit 10.1

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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


                                  BY AND AMONG


                           DTV NETWORK SYSTEMS, INC.,


                            THE DIRECTV GROUP, INC.,


                            SKYTERRA HOLDINGS, INC.,



                          SKYTERRA COMMUNICATIONS, INC.



                                       AND



                           HUGHES NETWORK SYSTEMS, LLC



                                   DATED AS OF


                                November 10, 2005


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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


         THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Purchase Agreement") is entered into as of November 10, 2005 by and among DTV Network Systems, Inc. (f/k/a Hughes Network Systems, Inc.), a Delaware corporation ("Seller"); The DIRECTV Group, Inc., a Delaware corporation ("DTVG," and together with Seller, the "DTV Group"); SkyTerra Holdings, Inc., a Delaware corporation ("Purchaser"); SkyTerra Communications, Inc., a Delaware corporation ("SkyTerra," and together with Purchaser, the "Purchaser Group"); and Hughes Network Systems, LLC, a Delaware limited liability company (the "Company"; and together with the DTV Group and the Purchaser Group, the "Parties").

         WHEREAS, each of Seller and SkyTerra is the record and beneficial owner of 50% of the issued and outstanding Class A Units of the Company; and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's membership interests in the Company (the "Seller Membership Interests"), on the terms and subject to the conditions contained in this Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

         For all purposes of this Purchase Agreement, certain capitalized terms not otherwise defined herein shall have the meanings set forth on Annex I.

2.       PURCHASE AND SALE OF SELLER MEMBERSHIP INTERESTS.

         In consideration of the mutual covenants and agreements in, and subject to the terms and conditions of, this Purchase Agreement, upon payment of One Hundred Million Dollars ($100,000,000) (the "Purchase Price") from or on behalf of the Purchaser Group to Seller by wire transfer of immediately available funds and the satisfaction or waiver of the conditions set forth in
Section 7, at the Closing, Seller shall irrevocably sell, transfer, assign, grant and convey to Purchaser and Purchaser shall purchase from the Seller all of Seller's right, title and interest in and to the Seller Membership Interests, free and clear of all Encumbrances, including the right to collect and receive all Proceeds in respect thereof and to exercise and enforce all rights with respect to the Seller Membership Interests as set forth herein, except for those Encumbrances set forth in the Investor Rights Agreement, the LLC Agreement, the First Lien Pledge Agreement and the Second Lien Pledge Agreement, and except for restrictions imposed by applicable Securities Laws.

3.       CLOSING.

         The closing of the Contemplated Transactions (the "Closing" and the date thereof being sometimes hereinafter referred to as the "Closing Date") shall take place on a mutually agreeable date occurring no more than fifteen
(15) days following the satisfaction or waiver of each of the conditions precedent set forth in Section 7 (other than conditions which, by their nature, are to be satisfied on the Closing Date), but in no event (i) prior to January 1, 2006 or (ii) more than one hundred and twenty (120) days from the date hereof. Closing shall be held at the offices of O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036, or at such other location as the Parties may mutually agree.

4. UNDERTAKINGS AND COVENANTS. The Parties hereby covenant and agree as follows:

         4.1      Consents and Approvals.

                  (a) The Parties shall, as promptly as practicable (and in no event later than ten (10) business days from the date hereof), make the filings required under any Antitrust Laws. In addition, the Parties shall promptly make any filings required under International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130 ("ITAR") to notify the Department of State regarding the Contemplated Transactions. Each Party shall pay any filing fees associated with such filings made by such Party. The Parties shall comply, and will cause their respective Affiliates to comply, at the earliest practicable date with any request for additional information, documents, or other materials received from any Governmental Authority.

                  (b) The Parties shall as promptly as practicable make the filings ("Communication Applications") required under any Communications Laws. The Parties and their respective Affiliates shall cooperate with one another in filing the Communications Applications. The cost of any fees payable to a Governmental Authority associated with such filings shall be borne by the Person incurring such expenses. The Parties and their respective Affiliates also shall comply at the earliest practicable date with any request for additional information, documents, or other materials received from any other Governmental Authority responsible for communications matters.

                  (c) The Parties shall (i) furnish, or cause their respective Affiliates to furnish, to the other Parties such information and assistance as such Parties reasonably may request as may be reasonably necessary in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under any applicable Antitrust Law, (ii) keep the other Parties promptly apprised of any material communications with, and inquiries or requests for information from, such Governmental Authorities in connection therewith, and (iii) permit the other Parties to review any material communication given by it to, and consult with the other Parties in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person.

                  (d) The Parties shall (i) use their commercially reasonable efforts to provide all requisite filings and notifications to Governmental Authorities required to be filed in connection with the Contemplated Transaction (including, but not limited to, filings and notifications related to Communications Laws), (ii) furnish, or cause their respective Affiliates to furnish, to the other Parties such information and assistance as such Parties reasonably may request as may be reasonably necessary in connection with the preparation or prosecution of any such filings and notifications, (iii) keep the other Parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the Contemplated Transactions, (iv) keep the other Parties apprised of the status of all applications filed with all Governmental Authorities responsible for communications matters, and (v) permit the other Parties to review any material communication given by it to any such Governmental Authority.

                  (e) Purchaser and Seller shall use their commercially reasonable efforts to secure all such other Consents of any Governmental Authority required in order to consummate the Contemplated Transactions.

                  (f) In furtherance and not in limitation of the covenants of the Parties contained in Section 4.1(a) and 4.1(c), the Parties shall use their commercially reasonable efforts to resolve objections, if any, which may be asserted by any Governmental Authority with respect to the Contemplated Transactions under any Antitrust Laws.

         4.2 Public Announcements. From the date hereof, DTVG and Purchaser shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Purchase Agreement and the Contemplated Transactions, and none of Seller, Purchaser or their respective Affiliates shall issue or otherwise make any public announcement or communication pertaining to this Purchase Agreement or the Contemplated Transactions without the prior consent of Purchaser (in the case of Seller and its Affiliates) or DTVG (in the case of Purchaser and its Affiliates), except as required by Law or by any U.S. Governmental Authority (including the FCC) or by the rules and regulations of, or pursuant to any agreement with, any stock exchange. Neither DTVG nor Purchaser shall unreasonably withhold approval from the other with respect to any such press release or public announcement. If DTVG, Purchaser or any of their respective Affiliates determine, with the advice of counsel, that it is required by Law to make this Purchase Agreement, the other Transaction Documents or any terms hereof or thereof public or otherwise issue a press release or make a similar public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek confidential treatment for such terms or portions of this Purchase Agreement or the other Transaction Documents as may be requested by Seller or Purchaser (other than in connection with the filings with the FCC) and disclose only such information as is legally compelled to be disclosed.

         4.3 Confidentiality. Except to the extent required by Law, the DTV Group shall not directly or indirectly disclose or make available to any third party the Capital Commitment (as defined hereinafter); provided that the Capital Commitment may be disclosed to Representatives of the DTV Group who need to know such information for the purpose of consummating the Contemplated Transactions (it being understood that such Representatives shall have been advised of this Section 4.3 and the DTV Group shall cause such Representatives to hold and use the Capital Commitment in accordance with this Purchase Agreement).

         4.4 Closing Conditions. From the date of this Purchase Agreement until the earlier of Closing or termination of this Purchase Agreement pursuant to
Section 11, each of the Parties shall use their respective commercially reasonable efforts to cause to be fulfilled and satisfied all of the Seller and Purchaser (and the mutual) conditions to Closing set forth in Section 7.

         4.5 Negotiation with Others; Disposition of Securities. From the date of this Purchase Agreement until Closing or earlier termination of this Purchase Agreement pursuant to the terms hereof, Seller and its Representatives shall, and Seller shall cause its Affiliates to, deal exclusively with the members of the Purchaser Group and their Affiliates and Representatives regarding the acquisition of the Seller Membership Interests and, without the prior written consent of Purchaser, neither Seller nor its respective Representatives shall, and Seller shall cause its Affiliates not to, directly or indirectly: (i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by Seller or otherwise), other than a member of the Purchaser Group or its respective Affiliates or a party designated by Purchaser, with respect to the acquisition of the Seller Membership Interests; (ii) provide information or documentation with respect to Seller or its respective Affiliates to any Person, other than a member of the Purchaser Group and its respective Representatives and Affiliates or a party designated by Purchaser, with respect to the acquisition of the Seller Membership Interests; or (iii) enter into an agreement with any Person, other than a member of the Purchaser Group or its Affiliates, providing for the acquisition of the Seller Membership Interests. If the DTV Group or its respective Affiliates or their respective Representatives receives an inquiry, offer or proposal relating to any of the above (unsolicited or otherwise), the DTV Group shall immediately notify Purchaser in writing of the identities of the Persons making such inquiry, offer or proposal and the terms of such inquiry, offer or proposal to the extent that the same does not violate any contractual obligation or other obligation of confidentiality existing on the date hereof.

         4.6 Further Assurances. Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such reasonable acts and things as may be necessary, proper, or advisable, consistent with all applicable Laws, to consummate and make effective the Contemplated Transactions as soon as reasonably practicable. Without limiting the foregoing, each Party shall use its reasonable best efforts, and the other Parties shall cooperate with such efforts, (i) to execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper in the reasonable judgment of Purchaser to carry out the provisions and purposes of this Purchase Agreement and (ii) to obtain any Consents, Orders, Government Approvals, or authorizations, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Contemplated Transactions.

         4.7      Access to Information; Cooperation.

                  (a) The Company shall afford DTVG and its Affiliates and their Representatives reasonable access upon reasonable prior notice during normal business hours and in a manner so as not to interfere with the normal operations of the Company to all employees, offices, properties, agreements, records, books and affairs of the Company and its Subsidiaries reasonably related to any Excluded Asset or Excluded Liability (as such terms are defined in the Contribution Agreement), and provide copies of such information as DTVG or its Affiliates may reasonably request related to the foregoing; provided, however, that the Company shall not be required to provide any information to DTVG or its Affiliates which could constitute a waiver of any attorney-client privilege or violate any contractual obligation of the Company or any of its Subsidiaries. Any such access shall be conditioned upon (i) the execution by DTVG and any applicable Affiliates or Representatives of a confidentiality agreement reasonably acceptable to the Company and (ii) the prompt reimbursement by DTVG of reasonable, out-of-pocket fees, costs and expenses (including legal fees) incurred by the Company to comply with such requests.

                  (b) Without limiting the obligations of the Company contained in the Contribution Agreement or any other agreement between or among the Parties, if the chief executive officer, chief financial officer or general counsel of Purchaser or the Company have in their possession any information that relates to any fact or circumstance that would reasonably be expected to result in an Excluded Asset or Excluded Liability (as such terms are defined in the Contribution Agreement), then promptly after such officer becomes aware that such information is subject to the terms of this Section 4.7(b) the Company will forward such information to DTVG. Promptly after the date hereof, each of Purchaser and the Company shall advise its chief executive officer, chief financial officer and general counsel of the terms of this Section 4.7(b).

         4.8      Satellite Broadband Service.

                  (a) For five (5) years from and after the Closing, the DTV Group shall have the right and option to purchase from the Company, either on a wholesale or resale basis, any satellite-based broadband Internet service commercially offered by the Company to consumers, including but not limited to
(i) its current Ku-band service, now referred to as DIRECWAY, and any future iterations of that system ("Ku-band Service") and (ii) any other satellite-based broadband Internet service which the Company may commercially offer, including the service now referred to as SPACEWAY which the Company intends to launch in 2007 ("Future Service").

                  If the DTV Group intends to resell either the Ku-band Service or any Future Service pursuant to the terms hereof, the Company and the DTV Group shall negotiate in good faith in order to execute definitive agreements pursuant to which the Company will provide such Ku-band Service or Future Service. The Company will provide such Ku-Band Service and/or Future Service and all its components on economic terms at least as good as or better than the economic terms offered by the Company to any other single reseller, wholesaler or distributor (the agreement embodying such terms, the "Reference Agreement"), and on non-economic terms, taken as a whole, at least as good as or better than the non-economic terms embodied in the Reference Agreement. The Ku-Band Service and/or Future Service shall be provided to the DTV Group at a level of quality that is as good as or better than the level of quality the Company provides to its subscribers or any other significant resellers, wholesalers or distributors. The Company will not give any of its other significant resellers, wholesalers or distributors an advantage over the DTV Group by offering a higher level of quality or additional functionality or applications to its consumer subscribers or the subscribers of any of its other significant resellers, wholesalers or distributors, except that the Company may manufacture or supply equipment for its own subscribers to the Ku-band Service and/or Future Service that contain features or enhancements which may be different from the equipment supplied to the DTV Group as long as the Company makes these options and enhancements available to the DTV Group at prices consistent with this section. Notwithstanding the foregoing, the Company shall be permitted to offer services to its own subscribers that contain features or enhancements which may be different from the service provided to the DTV Group, as long as the Company makes these services available to the DTV Group at a reasonable price consistent with the Company's overall pricing and return, as agreed by the parties.

                  In determining comparability of arrangements, all direct and indirect economic outlays in connection with or related to provision of the Ku-band Service and/or Future Service, taken as a whole, shall be considered, whether embodied in an agreement relating to the such services or otherwise (e.g., side letters or other commitments), including, without limitation, discounts, credits, commissions, rebates, revenue sharing, or other adjustments of any kind, or other goods or services offered by or to such other significant resellers, wholesalers or distributors.

                  (b) For seven (7) months from and after the date hereof, no member of the DTV Group shall enter into any wholesale, resale, marketing, bundling or other agreement to offer a nationwide, two-way, interactive, broadband Internet service using Fixed-Satellite Service (as defined by the Federal Communications Commission) satellites with any party other than the Company.

         4.9 DTV Letters of Credit Collateral. If at the Closing, for the purpose of satisfying the condition set forth in Section 7.3(b), the Purchaser Group or the Company delivers cash to the DTV Group in amount equal to any collateral of the DTV Group that has not yet been returned to the DTV Group pursuant to Section 7.3(b), all such amounts delivered by the Purchaser Group or the Company shall be promptly returned to the Purchaser Group or the Company, as applicable, upon the DTV Group's receipt of any such collateral.

5. REPRESENTATIONS AND WARRANTIES OF SELLER. Each member of the DTV Group hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

         5.1 Organization, Standing, Qualification. Each member of the DTV Group is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each member of the DTV Group has full corporate power and authority to execute and deliver this Purchase Agreement and the other Transaction Documents to which it is a party and to carry out the Contemplated Transactions.

         5.2 Authorization. The execution and delivery of, and performance by each member of the DTV Group under, this Purchase Agreement and the other Transaction Documents to which it is a party and the consummation by such Person of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of such Person and no other corporate proceedings on the part of such Person are necessary to authorize this Purchase Agreement and such other Transactions Documents, or to consummate the Contemplated Transactions.

         5.3 Binding Obligation. This Purchase Agreement and each other Transaction Document executed or to be executed by each member of the DTV Group pursuant hereto has been or will be at Closing executed and delivered in accordance with the provisions thereof, and (assuming such agreements constitute the legal and binding obligations of each member of the Purchaser Group, as the case may be) shall each constitute a valid and binding obligation of each member of the DTV Group signatory thereto enforceable in accordance with its terms (i) except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally, including statutory and other Laws regarding fraudulent conveyances or preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a Proceeding at law or in equity.

         5.4 Noncontravention. Neither the execution and the delivery of this Purchase Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions, will, in any material respect, (a) violate any provision of the organizational documents of any member of the DTV Group, (b) violate any provision of applicable Law binding upon any member of the DTV Group, or (c) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract, except with respect to clauses (b) and (c), for such conflicts or violations which would not reasonably be expected to have a material adverse effect on the ability of the DTV Group to consummate the Contemplated Transactions.

         5.5 Ownership, Sufficiency of and Title to Seller Membership Interests. Seller is the lawful record and beneficial owner of the Seller Membership Interests and has good and valid title in and to such Seller Membership Interests, free and clear of any and all Encumbrances, except for those Encumbrances set forth in the Investor Rights Agreement, the LLC Agreement, the First Lien Pledge Agreement and the Second Lien Pledge Agreement, and except for restrictions imposed by applicable Securities Laws. The Seller Membership Interests consist of 47,500 Class A Units and include all of Seller's interests in the Company.

         5.6      Seller Sophistication; Excluded Information.

                  (a) Seller (i) is a Member of the Company, (ii) is a sophisticated seller with respect to the sale of the Seller Membership Interests, (iii) provided that the representations and warranties of Purchaser contained in this Purchase Agreement are true, correct and complete, has adequate information concerning the business and financial condition of the Company and its Subsidiaries to make an informed decision regarding the sale of the Seller Membership Interests and (iv) has independently and without reliance upon the Purchaser Group, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Purchase Agreement and the other Transaction Documents, except that Seller has relied upon the Purchaser Group's express representations, warranties, covenants, and indemnities in this Purchase Agreement. Seller acknowledges that the Purchaser Group has not given Seller any investment advice, credit information, or opinion on whether the sale of the Seller Membership Interests is prudent.

                  (b) Seller acknowledges that (i) the Purchaser Group may currently have, and later may come into possession of, information with respect to the Seller Membership Interests, the Company or any of the Company's Subsidiaries that is not known to Seller and that may be material to a decision to sell the Seller Membership Interests (the "Seller Excluded Information"),
(ii) Seller has determined to sell the Seller Membership Interests notwithstanding its lack of knowledge of the Seller Excluded Information and
(iii) the Purchaser Group shall have no liability to Seller, and Seller waives and releases any claims that it might have against the Purchaser Group whether under applicable Securities Laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the transactions contemplated hereby; provided, however, that the Seller Excluded Information shall not and does not affect the truth or accuracy of the Purchaser Group's representations or warranties in this Purchase Agreement and the other Transaction Documents.

         5.7 Government Approvals. The execution, delivery, and performance by each member of the DTV Group of the Transaction Documents to which such Person is a party requires no action by or in respect of, or consent or approval of, or filing with any Governmental Authority other than (a) compliance with any applicable requirements of the Antitrust Laws and competition laws and rules and regulations thereunder, (b) compliance with any applicable requirements of the Communications Laws, including notifications to Governmental Authorities and (c) such other consents or approvals the failure to obtain or make would not have, individually or in the aggregate, a material adverse effect on the ability of the DTV Group to consummate the Contemplated Transactions.

6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER GROUP. Each member of the Purchaser Group hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

         6.1 Organization, Standing, Qualification. Each member of the Purchaser Group is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each member of the Purchaser Group has the full corporate power and authority to execute and deliver this Purchase Agreement and the other Transaction Documents to which it is a party and to carry out the Contemplated Transactions.

         6.2 Authorization. The execution and delivery of, and performance by each member of the Purchaser Group under, this Purchase Agreement and the other Transaction Documents to which it is a party and the consummation by such Person of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of such Person and no other corporate proceedings on the part of such Person are necessary to authorize this Purchase Agreement and such other Transactions Documents, or to consummate the Contemplated Transactions.

         6.3 Binding Obligation. This Purchase Agreement and each other Transaction Document to be executed by each member of the Purchaser Group pursuant hereto has been or will be at Closing executed and delivered in accordance with the provisions thereof, and (assuming such agreements constitute the legal and binding obligations of each member of the DTV Group, as the case may be) shall each constitute a valid and binding obligation of each member of the Purchaser Group enforceable in accordance with its terms (a) except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally, including statutory and other Laws regarding fraudulent conveyances or preferential transfers, and (b) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a Proceeding at law or in equity.

         6.4 Noncontravention. Neither the execution and the delivery of this Purchase Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions, will, in any material respect, (a) violate any provision of the organizational documents of any member of the Purchaser Group,
(b) violate any provision of applicable Law binding upon any member of the Purchaser Group, or (c) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract.

         6.5      Purchaser Sophistication; Excluded Information.

                  (a) Purchaser (i) is an Affiliate of a Member of the Company,
(ii) is a sophisticated purchaser with respect to the purchase of the Seller Membership Interests, (iii) has adequate information concerning the business and financial condition of the Company and its Subsidiaries to make an informed decision regarding the purchase of the Seller Membership Interests and (iv) has independently and without reliance upon the DTV Group, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Purchase Agreement and the other Transaction Documents, except that Purchaser has relied upon the DTV Group's express representations, warranties, covenants, and indemnities in this Purchase Agreement. Purchaser acknowledges that the DTV Group has not given Purchaser any investment advice, credit information, or opinion on whether the purchase of the Seller Membership Interests is prudent.

                  (b) Purchaser acknowledges that (i) the DTV Group may currently have, and later may come into possession of, information with respect to the Seller Membership Interests, the Company or any of the Company's Subsidiaries that is not known to Purchaser and that may be material to a decision to purchase the Seller Membership Interests (the "Purchaser Excluded Information"), (ii) Purchaser has determined to purchase the Seller Membership Interests notwithstanding its lack of knowledge of the Purchaser Excluded Information and (iii) the DTV Group shall have no liability to Purchaser, and Purchaser waives and releases any claims that it might have against the DTV Group whether under applicable Securities Laws or otherwise, with respect to the nondisclosure of the Purchaser Excluded Information in connection with the transactions contemplated hereby; provided, however, that the Purchaser Excluded Information shall not and does not affect the truth or accuracy of the DTV Group's representations or warranties in this Purchase Agreement and the other Transaction Documents.

         6.6 Financing. Purchaser has, and at Closing will have, sufficient cash, marketable securities, other investments or capital commitments (the "Capital Commitment") to enable Purchaser to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents. Simultaneously with, or prior to, the execution and delivery of this Purchase Agreement, Purchaser has delivered to DTVG a true and correct copy of the Capital Commitment demonstrating that, upon funding of the Capital Commitment, Purchaser will have sufficient funds to allow Purchaser to pay the Purchase Price.

         6.7      Securities Law Matters.

                  (a) Purchaser acknowledges that the Seller Membership Interests that it is purchasing in accordance with the provisions hereof have not been and will not be registered or qualified under the Securities Act or any state securities laws and are offered in reliance upon an exemption from registration under the Securities Act and state securities laws. Purchaser is purchasing the Seller Membership Interests for investment purposes only for its own account, and not with a view to or for sale in connection with any distribution of the Seller Membership Interests, and Purchaser acknowledges that the Seller Membership Interests that it will receive cannot be sold or otherwise disposed of unless they are registered under the Securities Act or pursuant to an exemption therefrom. Except for an assignment of this Purchase Agreement to SkyTerra Communications, Inc., as contemplated by Section 12.3, Purchaser does not have any contract, understanding, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person or any other Person, with respect to any or all of the Seller Membership Interests it is purchasing in accordance with the provisions hereof.

                  (b) Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Seller Membership Interests.

         6.8 Government Approvals. The execution, delivery and performance by Purchaser of the Transaction Documents to which Purchaser is a party requires no action by or in respect of, or consent or approval of, or filing with any Governmental Authority other than (a) compliance with any applicable requirements of the Antitrust Laws and competition laws and rules and regulations thereunder, (b) compliance with any applicable requirements of the Communications Laws, including notification to Governmental Authorities and (c) such other consents or approvals the failure to obtain or make would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions.

7.       CLOSING.

         7.1 Condition Precedent to Obligations of Each Party. The obligations of Seller and Purchaser to consummate Closing are subject to the satisfaction (or waiver by each of Purchaser and Seller) of the following condition:

                  (a) No Order of any U.S. federal or state (but not local) Governmental Authority that restrains, invalidates or prohibits the Contemplated Transactions shall be in effect;

                  (b) The Governmental Authorities listed on Schedule 7.1(b) shall have cleared the Contemplated Transactions either by issuing a clearance decision or through the expiration of any applicable waiting period; and

                  (c) Prior to the Closing, neither SkyTerra nor the Company shall have made any claim for indemnification under Section 9.2(a) of the Contribution Agreement which, after giving effect to any materiality qualifications or basket thresholds set forth therein, would reasonably be expected to result in an indemnity payment to be made by SkyTerra to DTVG or Seller, or by DTVG to the Company or SkyTerra; provided that the foregoing shall not include any claim for indemnification that has been satisfied or otherwise resolved in accordance with the terms of the Contribution Agreement.

         7.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate Closing is subject to the satisfaction (or waiver by Purchaser) of the following conditions:

                  (a) (i) Each member of the DTV Group shall have performed and complied in all material respects with their respective obligations under this Purchase Agreement required to be performed or complied with by them at or prior to Closing, except for such obligations which are qualified by materiality in which case such obligations shall have been performed and complied with in all respects (taking into account any materiality qualifier contained therein), (ii) each of the representations and warranties of the DTV Group contained in this Purchase Agreement shall be true and correct at and as of the date of this Purchase Agreement and as of the Closing Date, as if made at and as of each such date, in each case except for inaccuracies or omissions that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the DTV Group's ability to consummate the Contemplated Transactions, and (iii) Purchaser shall have received a certificate signed by an officer of Seller to the foregoing effect;

                  (b) Since the date hereof, there shall not have occurred and there shall not exist any event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on the Company, other than any event or circumstance caused directly by (i) the gross negligence or willful misconduct of Purchaser or, at the direction of its Managing Member (as defined in the LLC Agreement), the Company or (ii) actions intentionally taken in bad faith by Purchaser or, at the direction of its Managing Member, the Company in an effort to cause this Section 7.2(b) not to be satisfied; and

                  (c) Each member of the DTV Group shall have executed and delivered, on or before the Closing Date, the Transaction Documents that are required to be executed by such Person, and Seller shall have delivered or caused to be delivered all other closing deliverables set forth in Section 7.4.

         7.3 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

                  (a) (i) Each member of the Purchaser Group shall have performed and complied in all material respects with its obligations under this Purchase Agreement required to be performed or complied with by it at or prior to Closing, except for such obligations which are qualified by materiality in which case such obligations shall have been performed and complied with in all respects (taking into account any materiality qualifier contained therein),
(ii) the representations and warranties of the Purchaser Group contained in this Purchase Agreement shall be true and correct at and as of the date of this Purchase Agreement and as of the Closing Date, as if made at and as of each such date, in each case except for inaccuracies or omissions that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Purchaser Group's ability to consummate the Contemplated Transactions and
(iii) Seller shall have received a certificate signed by an officer of Purchaser to the foregoing effect;

                  (b) All DTV Letters of Credit shall have been terminated or back-to-back letters of credit, in a form reasonably acceptable to DTVG, shall have been issued to the DTV Group in connection therewith, and all collateral of the DTV Group (including any restricted cash, if any) that was supporting or securing in whole or in part any such DTV Letters of Credit shall have been delivered to DTVG; and

                  (c) Each member of the Purchaser Group shall have executed and delivered, on or before the Closing Date, the Transaction Documents that are required to be executed by such Person; and Purchaser and the Company shall have delivered or caused to be delivered all other closing deliverables set forth in Section 7.5 and Section 7.6.

         7.4 Deliveries by Seller. At Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

                  (a) Copies of the board, stockholder and any other corporate resolution required in order to approve the consummation of the Contemplated Transactions, certified by an authorized officer of Seller;

                  (b) The certificate contemplated by Section 7.2(a) signed by an executive officer of Seller;

                  (c) Written resignations of all DTV Group-nominated directors of the Company and its Subsidiaries dated as of or prior to the Closing;

                  (d) A certificate of Seller complying with the Code and treasury regulations promulgated thereunder, in form and substance reasonably acceptable to Purchaser, certifying that the Contemplated Transactions hereby are exempt from withholding under Section 1445 of the Code;

                  (e) Assignment and Assumption of Membership Interests Agreement, substantially in the form attached hereto as Exhibit A (the "Assignment and Assumption of Membership Interests Agreement"), executed by an authorized officer of Seller;

                  (f) The Amended and Restated DIRECWAY Agreement, substantially in the form attached hereto as Exhibit B (the "Amended and Restated DIRECWAY Agreement"), executed by an authorized officer of DIRECTV, Inc., a California corporation;

                  (g) Amendment to Spaceway Technical Services Agreement, substantially in the form attached hereto as Exhibit C (the "Spaceway TSA Amendment"), executed by an authorized officer of DTVG;

                  (h) Amended and Restated Transition Services Agreement substantially in the form attached hereto as Exhibit D (the "Amended and Restated TSA"), executed by a authorized officer of DTVG;

                  (i) The Ethiopian Subcontracting Agreement, substantially in the form attached hereto as Exhibit E (the "Ethiopian Subcontract") executed by an authorized officer of the Company; and

                  (j) Such other documents as Purchaser may reasonably request in accordance herewith to consummate the Contemplated Transactions.

         7.5 Deliveries by Purchaser. At Closing, Purchaser or its assignee, as the case may be, shall deliver, or cause to be delivered, to Seller the following:

                  (a) Payment of the Purchase Price in immediately available funds;

                  (b) Copies of the resolutions of Purchaser approving the consummation of the Contemplated Transactions certified by an authorized officer of Purchaser;

                  (c) The certificate contemplated by Section 7.3(a) signed by an executive officer of Purchaser;

                  (d) Assignment and Assumption of Membership Interests Agreement, executed by an authorized officer of Purchaser;

                  (e) The Amended and Restated DIRECWAY Agreement, executed by an authorized officer of the Company;

                  (f) The Spaceway TSA Amendment, executed by an authorized officer of the Company;

                  (g) The Amended and Restated TSA, executed by an authorized officer of the Company;

                  (h) The Ethiopian Subcontract, executed by an authorized officer of the Company; and

                  (i) Such other documents as Seller may reasonably request in accordance herewith to consummate the Contemplated Transactions.

         7.6 Deliveries by the Company. At Closing, the Company shall deliver, or cause to be delivered, to Seller the following:

                  (a) Payment of the payments described in Sections 8.1(a)(i) and 8.1(a)(ii) in immediately available funds; and

                  (b) Such other documents as Seller may reasonably request in accordance herewith to consummate the Contemplated Transactions.

8.       CHANGES TO PRIOR AGREEMENTS; RELATED MATTERS.

         8.1      Contribution Agreement.

                  (a) Working Capital; Cash Balance.

                      (i) Only if the Closing occurs, the Final Working Capital Amount (as defined in the Contribution Agreement) shall be deemed to be One Hundred and Seventy-Four Million Dollars ($174,000,000) and therefore the Company (and not any member of the Purchaser Group) shall pay to Seller at Closing a payment of Six Million Dollars ($6,000,000) in satisfaction of all obligations of the Company pursuant to Section 2.10 of the Contribution Agreement.

                      (ii) Only if the Closing occurs, the Company (and not any member of the Purchaser Group) shall pay to Seller a payment of Four Million Dollars ($4,000,000) because the Closing Cash Balance exceeded the Cash Target Amount as of the Closing Date (as each such term is defined in the Contribution Agreement).

                      (iii) Subject to Section 8.1(a)(i) above, and notwithstanding anything to the contrary in the Contribution Agreement, the thirty (30) day period in which the Company and Seller are required to endeavor to resolve their dispute regarding the Final Working Capital Statement shall begin on the date of termination of this Purchase Agreement pursuant to Section 11.

                      (iv) In the event the Closing does occur, this Section
8.1 shall be deemed to be the final resolution of the Final Working Capital Amount and the Closing Cash Balance.

                  (b) Representations and Warranties. Notwithstanding anything to the contrary contained in the Contribution Agreement, the representations and warranties of the Company contained in Section 4 of the Contribution Agreement (except for those representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3, 4.4, 4.9, 4.10, 4.11, 4.22 and 4.23 of the
Contribution Agreement), and the associated indemnity with respect thereto set forth in Section 9 of the Contribution Agreement, shall be deemed to terminate as of the Closing Date. The provisions of this Section 8.1(b) shall become effective only if the Closing occurs.

                  (c) Effect If Closing Does Not Occur. In the event the Closing does not occur, nothing contained in this Purchase Agreement shall be deemed to be an admission or acknowledgment by any party hereto of any rights or liabilities that any party hereto may have under the Contribution Agreement or the other Transaction Documents (as such term is defined in the Contribution Agreement), and in particular (but not in limitation of the generality of the foregoing) with respect to the determination of the Final Working Capital Amount and any refund of the Closing Cash Balance.

         8.2 Investor Rights Agreement. At the Closing, the Investor Rights Agreement and the Investor Rights Agreement Side Letter shall automatically terminate in their entirety and shall be void and of no further force or effect.

         8.3      LLC Agreement.

                  (a) From and after the Closing, Seller will cease to be a Member under the LLC Agreement and shall have no further powers, rights, and privileges as a Member under the LLC Agreement. Seller hereby further agrees that as of the Closing, Seller unconditionally and irrevocably releases, acquits and forever discharges the Purchaser Group and the Company from all liabilities, claims, demands, actions, or causes of action of any kind (if any there be, known or unknown), whether absolute or contingent, due or to become due, disputed, or undisputed, at law or in equity that Seller now has or ever had against the Purchaser Group or the Company under the LLC Agreement or as a Member. Seller agrees to execute and deliver any document reasonably requested by the Purchaser Group to amend the LLC Agreement consistent with the terms of this Section 8.3. Nothing in this Section 8.3 shall: (i) relieve any member of the DTV Group of its obligations under Sections 7.14 and 8.6 of the LLC Agreement, as in effect on the date hereof and notwithstanding any future amendments, modifications, supplements or restatements thereto, or (ii) relieve the Company or any other Member under the LLC Agreement of their respective obligations under Sections 5.8, 6.1, 6.2, 7.7, 7.11 and 8.6 of the LLC Agreement, as in effect on the date hereof and notwithstanding any future amendments, modifications, supplements or restatements thereto.

                  (b) The Company expressly agrees that all rights to indemnification provided under Section 7.11 of the LLC Agreement (as in effect on the date hereof and notwithstanding any future amendments, modifications, supplements or restatements thereto) for the benefit of Seller, any Board Member (as defined in the LLC Agreement) nominated by Seller, any officer of Seller or Affiliate thereof shall continue as provided in the LLC Agreement, shall survive the Closing and shall continue in full force and effect in accordance with their terms.

         8.4 Preservation of Rights. Except as provided in this Section 8 or as otherwise specifically set forth in this Purchase Agreement, nothing in this Purchase Agreement shall be construed as affecting the rights, responsibilities, obligations or remedies of Seller, Purchaser, SkyTerra, the Company, DTVG or any of their respective Affiliates arising under the Contribution Agreement or the other Transaction Documents (as such term is defined in the Contribution Agreement) or any other letter agreement or other agreements among the Parties; provided, however, that any covenant or obligation in such agreements of any member of the DTV Group to cause (or use efforts to cause) the Company or any of the Company's Subsidiaries to take any action or refrain from taking any action shall automatically terminate at the Closing.

         8.5      Release of Board Members.

                  (a) The Purchaser Group hereby agrees that as of the Closing, each member of the Purchaser Group unconditionally and irrevocably releases, acquits and forever discharges the DTVG Board Members (as such term is defined in the LLC Agreement) from all liabilities, claims, demands, actions, or causes of action of any kind (if any there be, known or unknown), whether absolute or contingent, due or to become due, disputed, or undisputed, at law or in equity that the Purchaser Group now has or ever had against the DTVG Board Members as a result of the DTVG Board Members' service as Board Members (as such term is defined in the LLC Agreement).

                  (b) Seller hereby agrees that as of the Closing, Seller unconditionally and irrevocably releases, acquits and forever discharges the Managing Member and the SkyTerra Board Members (as such terms are defined in the LLC Agreement) from all liabilities, claims, demands, actions, or causes of action of any kind (if any there be, known or unknown), whether absolute or contingent, due or to become due, disputed, or undisputed, at law or in equity that Seller now has or ever had against the Managing Member and the SkyTerra Board Members as a result of the Managing Member's and the SkyTerra Board Members' service as Managing Member and Board Members (as such terms are defined in the LLC Agreement), respectively.

9.       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES.

         9.1      Survival of Representations; Exclusive Remedy.

                  (a) The representations and warranties of the DTV Group and the Purchaser Group contained in this Purchase Agreement shall survive the Closing Date without any time limit; provided, however, that the representations and warranties with respect to Sections 5.4, 5.7, 6.4, 6.6, 6.7 and 6.8 shall terminate and expire on December 31, 2006, except with respect to
(i) any claims as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Purchase Agreement on or prior to such date, in which case, such claims shall survive until the final resolution thereof and
(ii) any claims related to fraud or willful misconduct. The covenants and other agreements of the DTV Group and the Purchaser Group contained in this Purchase Agreement shall survive the Closing Date until they are otherwise terminated, whether by their express terms or as a matter of applicable Law.

                  (b) Subject to specific performance and other injunctive relief pursuant to Section 12.15, indemnification pursuant to this Section 9 shall be the sole and exclusive remedy for any breach of representations and warranties or of any covenant or agreement in this Purchase Agreement by any party or any other matter pertaining to this Purchase Agreement or the Contemplated Transactions; provided that the forgoing limitation shall not apply with respect to claims of fraud or willful misconduct.

         9.2 Agreement of DTVG to Indemnify. DTVG shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against any and all Damages incurred or suffered by the Purchaser Indemnified Persons arising out of, relating to or in connection with any (a) breach of any representation or warranty, determined without regard to any materiality qualifiers contained in this Purchase Agreement, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, or (b) noncompliance with any covenant or other written agreements, in each case, given or made by the DTV Group in this Purchase Agreement, in any other Transaction Document or in any certificate delivered in connection herewith or therewith.

         9.3 Agreement of Purchaser to Indemnify. Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against any and all Damages incurred or suffered by the Seller Indemnified Persons arising out of, relating to or in connection with any (a) breach of any representation or warranty, determined without regard to any materiality qualifiers contained in this Purchase Agreement, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, or (b) noncompliance with any covenants or other written agreements, in each case, given or made by the Purchaser Group in this Purchase Agreement, in any other Transaction Document or in any certificate delivered in connection herewith or therewith.

         9.4      Limits of Indemnification.

                  (a) DTVG shall not be liable to the Purchaser Indemnified Persons in respect of any indemnification pursuant to Section 9.2(a) until the aggregate Damages of the Purchaser Indemnified Persons exceed an amount equal to Five Million Dollars ($5,000,000) (the "Basket Amount"), and then Purchaser Indemnified Persons shall only be entitled to the aggregate Damages in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to claims for indemnification based on (i) breaches of representations and warranties made pursuant to Sections 5.1, 5.2, 5.3, 5.5 or 5.6 or (ii) fraud or willful misconduct.

                  (b) The parties acknowledge and agree that the maximum aggregate liability of DTVG pursuant to Section 9.2(a) shall not exceed an amount equal to Sixty Million Dollars ($60,000,000) (the "Cap Amount"); provided, however, that the Cap Amount shall not apply to claims for indemnification based on (i) breaches of representations and warranties made pursuant to Sections 5.1, 5.2, 5.3, 5.5 or 5.6 or (ii) fraud or willful misconduct.

                  (c) Purchaser shall not be liable to the Seller Indemnified Persons in respect of any indemnification pursuant to Section 9.3(a) until the aggregate Damages of the Seller Indemnified Persons exceed an amount equal to the Basket Amount, and then Seller Indemnified Persons shall only be entitled to the aggregate Damages in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to claims for indemnification based on
(i) breaches of representations and warranties made pursuant to Sections 6.1, 6.2, 6.3 or 6.5 or (ii) fraud or willful misconduct.

                  (d) The parties acknowledge and agree that the maximum aggregate liability of Purchaser pursuant to Section 9.3(a) shall not exceed an amount equal to the Cap Amount; provided, however, that the Cap Amount shall not apply to claims for indemnification based on (i) breaches of representations and warranties made pursuant to Sections 6.1, 6.2, 6.3 or 6.5 or (ii) fraud or willful misconduct.

         9.5      Conditions of Indemnification.

                  (a) If any Purchaser Indemnified Person shall seek indemnification pursuant to Section 9.2, or if any Seller Indemnified Person shall seek indemnification pursuant to Section 9.3, the party seeking indemnification (the "Indemnified Party") shall give written notice to the party from whom such indemnification is sought (the "Indemnifying Party") promptly (and in any event within sixty (60) days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or director of the Indemnified Party) becomes aware that a claim for indemnification (an "Indemnified Claim") may be made, specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Purchaser Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 9.5, or any delay in providing such notice, shall not constitute a waiver of that party's claims to indemnification pursuant to this Section 9, except to the extent that (i) any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been (in which case, only the excess amount of such claim resulting from such delay shall be waived) or otherwise results in prejudice to the Indemnifying Party or
(ii) if such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period, if any, set forth in Section 9.1. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any Proceeding brought by a Person that is not a party hereto (a "Third Party Claim"), any such notice to the Indemnifying Party shall be accompanied by a copy of any documents theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim (a "Third Party Claim Notice").

                  (b) The Indemnifying Party shall have twenty (20) days from delivery of the Third Party Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Third Party Claim. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against such Third Party Claim and acknowledges its obligations to indemnify the Indemnified Party in full hereunder in connection with such Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall control such defense at the Indemnifying Party's expense unless (i) the claim seeks only an injunction or other equitable relief, (ii) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (iii) such Proceeding could have a material effect on any material matter beyond the scope of the indemnification obligation of the Indemnifying Party or (iv) the Indemnifying Party shall not have assumed the defense of the third party claim within the foregoing twenty (20) day period. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless the Indemnifying Party fails to diligently pursue the defense of such Third Party Claim; provided that the Indemnified Party shall have the right to employ counsel to represent it. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, then the Indemnified Party may (but is not obligated to) defend such Third Party Claim by appropriate Proceedings and may (but is not obligated to) control such defense, at the expense of the Indemnifying Party.

                  (c) The parties shall render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third Party Claim, including making employees available (with reasonable prior notice) during normal business hours to provide additional information and explanation of any relevant materials or to testify at any Proceedings relating to such Third Party Claim and giving the other party reasonable access to any books, records and other documents and information relating to the defense of such Third Party Claim. The Indemnifying Party shall reimburse the out-of-pocket costs and expenses reasonably incurred by the Indemnified Party in providing such assistance.

                  (d) The Indemnifying Party will not consent to the entry of any Order or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party, unless the Order
(x) involves only the payment of money damages and (y) includes as a term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all Liability in respect of the Third Party Claim.

                  (e) Any obligation by an Indemnifying Party to indemnify an Indemnified Party shall be satisfied in cash. The DTV Group hereby waives any right to seek indemnification or contribution from the Company for Damages as a result of any breach by the Company of any representation, warranty or any covenant or other agreement to be performed prior to Closing contained in this Purchase Agreement or any other Transaction Document.

10.      TAX MATTERS.

         10.1 Closing of the Books. The Parties agree that pursuant to Section 706(c) of the Code the taxable year of the Company should close with respect to Seller, and Seller shall be allocated items of income, gain, loss or deduction based on an interim closing of the Company's books as of the Closing Date.

         10.2 Cooperation. Each of the Parties agrees to cooperate as and to the extent reasonably requested by the other Parties, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including making available employees and such information and records which are reasonably relevant to such filing, audit, litigation or other proceeding. In connection therewith, Purchaser shall provide to Seller reasonable written notice prior to transferring, destroying or discarding any such books and records, and if requested by Seller, shall transfer any such books and records to the Seller.

11.      TERMINATION.

         11.1 Termination. This Purchase Agreement may be terminated at any time prior to Closing:

                  (a) by Purchaser if (i) a material breach of any provision of this Purchase Agreement has been committed by the DTV Group and such breach has not been (A) cured by the DTV Group within thirty (30) days after notice thereof given by Purchaser to the DTV Group to the extent that such breach is capable of being cured or (B) waived in writing by Purchaser or (ii) if any of the conditions set forth in Sections 7.1 or 7.2 shall have been incapable of fulfillment and shall not have been waived by Purchaser;

                  (b) by Seller if (i) a material breach of any provision of this Purchase Agreement has been committed by the Purchaser Group and such breach has not been (A) cured by the Purchaser Group within thirty (30) days after notice thereof given by Seller to the Purchaser Group to the extent that such breach is capable of being cured or, (B) waived in writing by Seller or
(ii) any of the conditions set forth in Sections 7.1 or 7.3 shall have been incapable of fulfillment and shall not have been waived by Seller;

                  (c) by mutual written consent of Purchaser and Seller;

                  (d) by Purchaser, if Closing has not occurred on or before March 10, 2006 (or such later date as the Parties may agree upon in writing, the "Outside Date"), unless Purchaser is in material breach of this Purchase Agreement;

                  (e) by Seller, if Closing has not occurred on or before the Outside Date, unless Seller is in material breach of this Purchase Agreement; or

                  (f) by either Seller or Purchaser, if:

                      (i) five (5) business days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent U.S. federal or state (but not local) Governmental Authority preventing the consummation of the Contemplated Transactions shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) business day period), regardless of whether such order is appealable or has been appealed and, prior to such termination, the Parties and their respective Affiliates shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, such injunction or other similar order.

If Seller or Purchaser desires to terminate this Purchase Agreement pursuant to this Section 11.1, such Person shall give written notice of such termination to the other.

         11.2 Effect of Termination. If this Purchase Agreement is terminated as permitted by Section 11.1, (a) this Purchase Agreement shall forthwith become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: Section 4.2, Section 4.3, Section 8.1(a)(iii), Section 8.1(c), Section 11 and Section 12; and (b) such termination shall be without Liability of any signatory hereto (or any Affiliate, stockholder, consultant or Representative of such Person) to any other signatory hereto; provided, however, that if the Contemplated Transactions fail to close as a result of a breach of the provisions of this Purchase Agreement by any signatory hereto, such Person shall be liable for any and all Damages incurred or suffered by the other Person as a result of all such breaches. The rights and remedies provided in this Section 11.2 shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

         11.3 Preservation of Rights Under Contribution Agreement Following Termination. Subject to Section 11.2, if the Closing does not occur, the Parties shall have all rights and remedies available to each Party under the Contribution Agreement and the other Transaction Documents (as such term is defined in the Contribution Agreement) without giving effect to any of the provisions of this Purchase Agreement or any other Transaction Document.

12.      MISCELLANEOUS.

         12.1 Additional Actions and Documents. From time to time, whether before, at, or after Closing, each party hereto will take or cause to be taken such further reasonable actions and to execute, deliver and file or cause to be executed, delivered and filed such further reasonable documents, in each case, in order to fully effectuate the purposes, intents, terms and conditions of this Purchase Agreement and the Contemplated Transactions.

         12.2 Expenses. Subject to the indemnity provisions of Section 9, each Party hereto shall pay its own expenses incident to this Purchase Agreement, the other Transaction Documents and the Contemplated Transactions, including all legal and accounting fees and disbursements. In the event this Purchase Agreement is terminated pursuant to Section 11, neither the DTV Group's nor the Purchaser Group's expenses shall be reimbursable by the Company.

         12.3 Assignment. No party hereto shall assign its rights and obligations under this Purchase Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of each of the other Parties hereto, except that (i) Seller may assign its rights and obligations under this Purchase Agreement (except for obligations under Section
2) to DTVG and (ii) Purchaser may, by delivering written notice to Seller, assign its rights under this Purchase Agreement and the other Transaction Documents, in whole or in part, to SkyTerra or any wholly-owned Subsidiary of Purchaser (unless such assignment would reasonably be expected to result in additional regulatory filings (other than ministerial filings) that would delay the Closing); provided that no such assignment shall prior to the consummation of the Contemplated Transactions, (x) relieve the Purchaser Group of its obligations under Section 2 or (y) relieve the Company of its obligations under Sections 8.1(a)(i) and 8.1(a)(ii). Except as set forth herein, upon delivery of such notice to Seller, SkyTerra Holdings, Inc. shall automatically be released from all of its obligations under this Purchase Agreement and the Transaction Documents. Any purported assignment or other disposition, except as permitted herein, shall be null and void. Except as specifically set forth herein, in no event shall the assignment by Seller or Purchaser of such party's respective rights or obligations under this Purchase Agreement, whether before, at or after Closing, release such Party from such Party's respective liabilities and obligations hereunder.

         12.4     Entire Agreement; Amendment.

                  (a) All exhibits and schedules to this Purchase Agreement are hereby incorporated by reference into, and made a part of, this Purchase Agreement. Subject to Section 8.4, this Purchase Agreement, the exhibits, schedules and other Transaction Documents referred to herein or furnished pursuant hereto, constitute the entire agreement among the DTV Group and the Purchaser Group with respect to the Contemplated Transactions and supersede all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein.

                  (b) No amendment, modification or discharge of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the DTV Group and the Purchaser Group.

         12.5 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other documents furnished in connection with or pursuant to this Purchase Agreement (including the other Transaction Documents) shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein. To the extent that the consent of the DTV Group or the Purchaser Group is required pursuant to this Purchase Agreement, such consent may not be unreasonably withheld, conditioned or delayed.

         12.6 Severability. If any part of any provision of this Purchase Agreement or any other agreement or document given pursuant to or in connection with this Purchase Agreement (including the other Transaction Documents) shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement or other such document.

         12.7 Governing Law. This Purchase Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the Laws of the State of New York (excluding the choice of law rules thereof, other than Section 5-1401 of the New York General Obligations Law).

         12.8 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Purchase Agreement or another Transaction Document shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      (i)  If to the DTV Group:

                           DTV Network Systems, Inc.
                           c/o The DIRECTV Group, Inc.
                           2230 East Imperial Highway
                           El Segundo, CA  90245
                           Attn.:  Larry D. Hunter, Esq.
                           Telecopy No.:  310-964-0838

                           with copies (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           8300 Greensboro Drive
                           McLean, VA  22102
                           Attn.:  Richard K.A. Becker, Esq.
                           Telecopy No.:  703-610-6200

                      (ii) If to Purchaser:

                           SkyTerra Holdings, Inc.
                           19 West 44th Street, Suite 507
                           New York, New York  10036
                           Attn.:  Jeffrey Leddy
                           Telecopy No.:  212-730-7541

                           with copies (which shall not constitute notice) to:

                           O'Melveny & Myers LLP
                           1625 Eye Street, N.W.
                           Washington, DC  20006
                           Attn.:  David G. Pommerening
                           Telecopy No.:  202-383-5414

         Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent or mailed in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         12.9 Headings. Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         12.10    Interpretation; Absence of Presumption.

                  (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Purchase Agreement as a whole (including all of the exhibits and schedules hereto) and not to any particular provision of this Purchase Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Purchase Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Purchase Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated and (vi) "the date hereof" means November 10, 2005.

                  (b) This Purchase Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted.

         12.11 Execution in Counterparts. To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. This Purchase Agreement may be executed through delivery of duly executed signature pages by facsimile or electronic mail.

         12.12 Limitation on Benefits. The covenants, undertakings and agreements set forth in this Purchase Agreement shall be solely for the benefit of, and shall be enforceable only by, the DTV Group and the Purchaser Group and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, except that the agreements set forth in
Section 9 also shall be for the benefit of, and enforceable by, Purchaser Indemnified Persons, Seller Indemnified Persons and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

         12.13 Binding Effect. Subject to Section 12.3, this Purchase Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, legal representatives and assigns.

         12.14 Jurisdiction. This Purchase Agreement and the duties and obligations of the parties hereto and each of the other Transaction Documents referred to herein shall be enforceable against the parties hereto or thereto in the courts of the United States of America, and of the State of New York, having jurisdiction over New York County, New York. For such purpose, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of such courts, and agree that all claims in respect of this Purchase Agreement and such other Transaction Documents may be heard and determined in any of such courts. The parties hereto hereby irrevocably agree that a final judgment of any of the courts specified above in any action or proceeding relating to this Purchase Agreement or to any of the other documents referred to herein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

         12.15 Provisional Relief; Specific Performance. Notwithstanding anything to the contrary herein, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Purchase Agreement or the other Transaction Documents are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Purchase Agreement or the other Transaction Documents and to enforce specifically the terms and provisions of this Purchase Agreement or the other Transaction Documents in any state or federal court of the State of New York, in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby submit to the jurisdiction of such courts.

         12.16    Waiver of Jury Trial.

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS PURCHASE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE CONTEMPLATED TRANSACTIONS.



                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned have duly executed this Membership Interest Purchase Agreement, or have caused this Membership Interest Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.


                                     SELLER:

                                     DTV NETWORK SYSTEMS, INC.

                                     By:      /s/ J. WILLIAM LITTLE
                                              --------------------------------
                                     Name:    J. William Little
                                              --------------------------------
                                     Title:   Vice President
                                              --------------------------------


                                     DGTV:

                                     THE DIRECTV GROUP, INC.

                                     By:      /s/ J. WILLIAM LITTLE
                                              --------------------------------
                                     Name:    J. William Little
                                              --------------------------------
                                     Title:   Vice President
                                              --------------------------------


                                     PURCHASER:

                                     SKYTERRA HOLDINGS, INC.

                                     By:      /s/ JEFFREY A. LEDDY
                                              --------------------------------
                                     Name:    Jeffrey A. Leddy
                                              --------------------------------
                                     Title:   President, Chief Executive Officer
                                              --------------------------------


                                     SKYTERRA:

                                     SKYTERRA COMMUNICATIONS, INC.

                                     By:      /s/ JEFFREY A. LEDDY
                                              --------------------------------
                                     Name:    Jeffrey A. Leddy
                                              --------------------------------
                                     Title:   President, Chief Executive Officer
                                              --------------------------------


                                     THE COMPANY:

                                     HUGHES NETWORK SYSTEMS, LLC

                                     By:      /s/ DEAN MANSON
                                              --------------------------------
                                     Name:    Dean Manson
                                              --------------------------------
                                     Title:   Vice President, General Counsel
                                              --------------------------------


Purchase Agreement                   S-1

                                    ANNEX I

                                  DEFINITIONS

         "Affiliate" means, with respect to any Person: (a) with respect to an individual, any member of such individual's family; (b) with respect to an entity, any officer, director, stockholder, partner, member or investor of or in such entity or of or in any affiliate of such entity; and (c) also with respect to an entity, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity; provided, that News Corporation and its Subsidiaries (other than DTVG and its Subsidiaries) shall not be considered Affiliates of the DTV Group.

         "Antitrust Laws" means all United States federal and state, and any foreign (including those of the European Union), statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws relating to antitrust or competition matters, including Hart-Scott-Rodino, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign (including those of the European Union) statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         "Class A Unit" has the meaning ascribed to such term in the LLC Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Communications Act" means the Communications Act of 1934, as amended.

         "Communications Laws" means all United States federal and state, and any foreign (including those of the European Union), statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to regulate the communications or telecommunications industry, including the Communications Act, the Telecommunications Act of 1996, as amended, any rule, regulation or policy of the FCC, and/or any statute, rule, regulation or policy of any other Governmental Authority with respect to the operation of channels of radio communication and/or the provision of communications or telecommunications services.

         "Consent" means any (i) approval, authorization, certificate, concession, consent, declaration, grant, exemption, license, permit, variance, vote or waiver, (ii) registration or filing or (iii) report or notice, including all renewals, amendments and extensions of any of the foregoing and any similar matters.

         "Contemplated Transactions" means the transactions contemplated by the Transaction Documents.

         "Contract" means any agreement, contract, note, bond, mortgage, indenture, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied) which is legally binding, and including any amendment, modification, side letter, supplement or other agreement or change with respect to the foregoing, whether written or oral; provided that the foregoing shall not include Governmental Approvals.

         "Contribution Agreement" means that certain Contribution and Membership Interest Purchase Agreement, dated as of December 3, 2004 (as amended from time to time), by and among Seller, SkyTerra, the Company and DTVG.

         "Control" (including as used in the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of (i) more than fifty percent (50%) of the securities or other ownership interests in a Person or the voting power of a Person or (ii) the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise) of a Person.

         "Damages" means all claims, actions or causes of action, assessments, losses, damages, costs, Taxes, expenses, Liabilities, judgments, awards, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person, but specifically excluding (i) any costs incurred by or allocated to an indemnified party with respect to time spent by employees of the indemnified party or any of its Affiliates and (ii) any exemplary or punitive damages and any special, incidental or consequential damages, losses or expenses, including lost profits or opportunity costs.

         "DIRECWAY Agreement" means that certain Advertising and Marketing Support Agreement, dated as of April 22, 2005, by and between the Company and DIRECTV California.

         "Distribution" means any payment or other distribution (whether as a dividend, liquidation payment or otherwise) of cash, equity, notes or other securities, property or proceeds in respect of the Seller Membership Interests.

         "DTV Letters of Credit" means the letters of credit listed on Schedule
I.

         "Encumbrances" means any lien, encumbrance, hypothecation, charge, equity, trust, equitable interest, claim, preference, right of possession, covenant, interference, proxy, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, limitation, impairment, imperfection of title or restriction of any nature (including any restrictions on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FCC" means the United States Federal Communications Commission or any successor agency.

         "First Lien Pledge Agreement" means that certain Pledge Agreement, dated as of April 22, 2005, made by Seller and SkyTerra in favor of JPMorgan Chase Bank N.A. as administrative agent for the Lenders party to the Credit Agreement, dated as of April 22, 2005, by and among the Company, the Administrative Agent, the Lenders, Bear Stearns Corporate Lending, Inc., as syndication agent and J.P. Morgan Securities Inc. and Bear Stearns & Co. Inc. as joint lead arrangers and joint book managers.

         "Governmental Approval" means any: (i) permit, license, certificate, concession, approval, Consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; (ii) right under any Contract with any Governmental Authority, or (iii) notice required to be given to any Government Authority.

         "Governmental Authority" means any foreign (including applicable Member States of the European Union), domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, arbitrator, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Hart-Scott-Rodino" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Intellectual Property Agreement" means that certain Intellectual Property Agreement, dated as of April 22, 2005, by and between DTVG and the Company.

         "Investor Rights Agreement" means that certain Investor Rights Agreement, dated as of April 22, 2005, by and among Seller, SkyTerra and the Company.

         "Investor Rights Agreement Side Letter" means that certain Letter Agreement Regarding Acceptable Investment Banks Under Investor Rights Agreement, dated as of December 3, 2004, by and among Seller, SkyTerra and DTVG.

         "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, principles of law or equity, rules, governmental and regulatory policies and practices, resolutions and Orders, applicable to the specified Persons or to the businesses and assets thereof (including any of the foregoing relating to (i) securities registration and regulation; (ii) the sale, leasing, ownership or management of real property; (iii) employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and (iv) safety, health and fire prevention).

         "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         "LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC, dated as of April 22, 2005, by and between Seller and SkyTerra.

         "Material Adverse Effect" means, with respect to any Person, any occurrence, event or omission, as applicable, that would reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that the following shall be deemed not to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect:
(i) any effect arising from or relating to general economic, financial or political conditions or conditions affecting the communications data networks industry, provided that the effect does not affect such Person in a materially disproportionate manner compared to similarly situated companies in such industry; (ii) any effect arising from or relating to any change in Law that applies to Seller or its Subsidiaries, (iii) any effect arising from a change in GAAP or interpretations thereof that apply to Seller or its Subsidiaries;
(iv) any effect arising out of any actions specifically required to be taken pursuant to the terms of this Purchase Agreement in furtherance of the Contemplated Transactions; or (v) any effect arising out of the announcement of this Purchase Agreement or the Contemplated Transactions.

         "Member" has the meaning ascribed to such term in the LLC Agreement.

         "Order" shall mean any: (i) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

         "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

         "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

         "Proceeds" means all Distributions and other payments made with respect to the Seller Membership Interests; all claims available to the Seller with respect to the Seller Membership Interests; and any and all payments, property, distributions and fees resulting from any plan, reorganization, restructuring or liquidation of the Company and any of its Affiliates that accrue or inure to the benefit of the Seller Membership Interests.

         "Purchaser Indemnified Persons" means Purchaser and its respective Affiliates and Representatives from time to time.

         "Representatives" shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party and their Affiliates.

         "Second Lien Pledge Agreement" means that certain Pledge Agreement, dated as of April 22, 2005, made by Seller and SkyTerra in favor of Bear Stearns Corporate Lending, Inc., as administrative agent for the Lenders party to the Second Lien Credit Agreement, dated as of April 22, 2005, by and among the Company, the Administrative Agent, the Lenders, JPMorgan Chase Bank, N.A. as syndication agent and J.P. Morgan Securities Inc. and Bear Stearns & Co. Inc. as joint lead arrangers and joint book managers.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Laws" shall mean the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

         "Seller Indemnified Persons" means Seller and its respective Affiliates and Representatives from time to time.

         "Subsidiary" of a specified Person means a Person Controlled by such Person directly, or indirectly through one or more intermediaries.

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority, whether domestic or foreign, including any consolidated, combined or unitary tax return.

         "Taxes" means all federal, state, local and foreign taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         "Transaction Documents" means this Purchase Agreement, any related agreements and documents, and any exhibits or attachments to any of the foregoing, as the same may be amended by this Purchase Agreement or from time to time.

         "Transition Services Agreement" means that certain Transition Services Agreement, dated as of April 22, 2005, by and between the Company and DTVG.


                                   * * * * *